Exhibit 107.1
Calculation of Filing Fee Tables
Form S-1
(Form Type)
PACS Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.001 par value per share	Rule 457(o)	-	-	$100,000,000	0.00014760	$14,760.00
		Total Offering Amounts				$100,000,000		$14,760.00
		Total Fees Previously Paid						-
		Total Fee Offsets						-
		Net Fee Due						$14,760.00

(1) Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.